EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Fortune Nickel & Gold, Inc

We consent to the use in the Regulation A offering statements under the Securities Act of 1933 of Fortune Nickel & Gold, Inc of our report dated September 23rd, 2024, of the consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity, and cashflows for the years ended September 30, 2023, and 2022.

/S/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO

Chartered Accountant

PCAOB No:5968

Lagos, Nigeria

December 9, 2024